Exhibit 2.01

REPORT ON PAYMENTS TO GOVERNMENTS FOR THE YEAR ENDED DECEMBER 31, 2024

This exhibit to Form SD provides a consolidated overview of the payments to governments made by Southern Copper Corporation and its consolidated subsidiaries (“SCC” or “the Company”) for the fiscal year ended December 31, 2024. The information included in this report has been prepared and is presented in accordance with the requirements of Section 13(q) and Rule 13q-1 of the Securities Exchange Act of 1934, as amended and Form SD promulgated thereunder (collectively, “the Rules”). Because the scope and basis for preparation of this exhibit to Form SD is in accordance with the Rules, amounts reported herein may be different from disclosures in SCC's other publicly available reports, including those found within SCC’s periodic reports filed with the U.S. Securities and Exchange Commission.

Management identifies three reportable segments and manages each as a separate segment.

Management identifies three reportable segments and manages each as a separate segment. The three segments identified are groups of individual mines, each of which constitutes an operating segment in the same geographic location, with similar economic characteristics, product types, processes and support facilities, regulatory environments, employee bargaining contracts and currency risks. In addition, each mine within the individual group earns revenues from similar types of customers for their products and services and each group incurs expenses independently, including commercial transactions between groups. Intersegment sales are based on arm’s length prices at the time of sale. These may not be reflective of actual prices realized by the Company due to various factors, including additional processing, timing of sales to outside customers and transportation cost. Information regarding the Company’s sales is included in the segment data. The segments identified by the Company are:

1

Peruvian operations, which include the Toquepala and Cuajone mine complexes and the smelting and refining plants, including a precious metals plant, industrial railroad and port facilities that service both mines. Sales of its products are recorded as revenue from our Peruvian mines. The Peruvian operations produce copper, byproducts of molybdenum, silver and other materials.

2

Mexican open-pit operations, which include the La Caridad and Buenavista mine complexes and the smelting and refining plants, including a precious metals plant and a copper rod plant and support facilities that service both mines. Sales of its products are recorded as revenue of our Mexican mines. The Mexican open-pit operations produce copper, with production of by-products of molybdenum, silver and other materials.

3

Mexican underground mining operations, which include five underground mines that produce zinc, copper, lead, silver and gold; and a zinc refinery. This group is identified as the IMMSA unit and sales of its products are recorded as revenue from the IMMSA unit.

We conduct exploration activities in Peru and Mexico and in small scale in Argentina, Chile and Ecuador.

Payments

Payments are disclosed on a cash basis according to the year during which the payment was made (rather than on an accrual basis). Only the class of payments as defined by the Rules made by SCC during the reporting period are presented.

Currency

All payments are reported in U.S. dollars (USD), which is SCC’s functional currency. Payments that were made in currencies other than U.S. dollars have been converted to U.S. dollars using the exchange rates as of the payment date. Accordingly, payments to Peruvian Governments were made in Peruvian Soles, payments to Mexican Governments were made in Mexican Pesos, Ecuadorian payments to Governments were made in U.S. dollars and finally payments to Chile and Argentina Governments were made in Chilean and Argentinian Pesos, respectively.

Projects

Payments are grouped into projects in the following tables below, which, in accordance with the Rules, are defined as the combination of the (i) country and major subnational political jurisdiction where the commercial development of the resource is taking place, (ii) type of resource being commercially developed, and (iii) method of extraction. The resources being extracted are all minerals.

PAYMENTS TO GOVERNMENTS (1)

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024

in U.S. Dollars

SEGMENT	PROJECT	GOVERNMENTAL RECIPIENT / COUNTRY	Taxes	Royalties	Fees	Community and Social Responsibility Payments	TOTAL PAYMENT AMOUNT
	Copper, molybdenum and other by-products	National Superintendence of Customs and Tax Administration	622,112,121	100,858,092			$722,970,213
	Copper, molybdenum and other by-products	Agency of Environmental Evaluation and Auditing	3,215,053				3,215,053
	Copper, molybdenum and other by-products	Supervisory Agency of Investment in Energy and Mining	5,511,752				5,511,752
Peruvian Open-pit operations	Copper, molybdenum and other by-products	Ministry of Environment			4,062,361		4,062,361
	Copper, molybdenum and other by-products	Ministry of Transport and Communications			110,053		110,053
	Copper, molybdenum and other by-products	Social responsibility agreements with Regional and Local Governments (2)				1,135,429	1,135,429
	Copper, molybdenum and other by-products	Ministry of Energy and Mines			36,872,038		$36,872,038
	Copper, molybdenum and other by-products	Local government	766,876				$766,876
		TOTAL	$631,605,802	$100,858,092	$41,044,452	$1,135,429	$774,643,775
	Copper, molybdenum and other by-products	Tax Administration Services - Government Agency	902,886,902				$902,886,902
	Copper, molybdenum and other by-products	Tax Administration Services - Government Agency	6,242,381				6,242,381
Mexican Open-pit operations	Copper, molybdenum and other by-products	Tax Administration Services - Government Agency	1,221,772				1,221,772
	Copper, molybdenum and other by-products	Mexican Geological Service - Government Agency		11,870,990			11,870,990
	Copper, molybdenum and other by-products	Mexico/ Donations and contributions to local communities				15,430,567	15,430,567
		TOTAL	$910,351,055	$11,870,990	$0	$15,430,567	$937,652,612
	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	8,858,868				$8,858,868
	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	907,486				907,486
Mexican Underground mine	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	5,125,448				5,125,448
	Copper, Zinc, silver, Gold and related by products	Tax Administration Services - Government Agency	1,259,049				1,259,049
	Copper, Zinc, silver, Gold and related by products	Mexico/ Donations and contributions to local communities				2,960,064	2,960,064
		TOTAL	$16,150,851	$0	$0	$2,960,064	$19,110,915
	Ecuador/Exploration	Central government/Ecuador	1,590		10,019		$11,609
Other corporate minor segments	Chile/Exploration	Central government/Chile			573,351		573,351
	Argentina/Exploration	Central government/Argentina			28,848		28,848
		TOTAL	$1,590	$0	$612,218	$0	$613,808

Notes:

(1)	Payments are limited to those required to be disclosed by the Rules and do not include other payments or contributions to entities beyond the scope of the Rules.
(2)	Represents payments made by SCC to local communities in accordance with its contractual agreement with the Ministry of Energy and Mines to make investments in the community while mining operations are active. Payments do not include other community support and investments provided to local communities not required by contract or law in accordance with the requirements of the Rules.

SUMMARY OF PAYMENT TO GOVERNMENTS BY JURISDICTION

GOVERNMENTAL RECIPIENT / COUNTRY		Total Taxes	Total Royalties	Total Fees	Total Community and Social Responsibility Payments	PAYMENT AMOUNT
PERU - Peruvian Segment		631,605,802	100,858,092	41,044,452	1,135,429	$774,643,775
MEXICO - Open Pit segment		910,351,055	11,870,990	0	15,430,567	$937,652,612
MEXICO - Underground segment		16,150,851	0	0	2,960,064	$19,110,915
Other Corporate – United States of America, Argentina, Chile and Ecuador		1,590	0	612,218	0	$613,808
	TOTAL	1,558,109,298	112,729,082	41,656,670	19,526,060	$1,732,021,110